Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of May 22, 2017, is made by and between Vifor (International) Ltd., an entity formed under the laws of Switzerland, and Vifor Pharma Ltd., an entity formed under the laws of Switzerland. The foregoing are collectively referred to herein as the “Parties” and each individually as a “Party.” Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that the Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements. The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

Date: May 22, 2017

Name: VIFOR (INTERNATIONAL) LTD.

By:	/s/ Alex Sigalas
Alex Sigalas

By:	/s/ Andreas Hirner
Andreas Hirner

Name: VIFOR PHARMA LTD.

By:	/s/ Dr. Andreas Walde
Dr. Andreas Walde

By:	/s/ Dr. Oliver P. Kronenberg
Dr. Oliver P. Kronenberg